  Exhibit 99.1

American Resources Corporation added to membership of Russell Microcap® Index

June 13, 2019 | Source: American Resources Corp.

FISHERS, INDIANA / ACCESSWIRE June 13, 2019 / American Resources Corporation (NASDAQ: AREC), a supplier to the rapidly growing global infrastructure marketplace, with a primary focus on the extraction, processing, transportation and selling of metallurgical coal to the steel industry, was added as a member of the Russell Microcap® Index, which will become effective after the US market closes on June 28, as part of the 2019 Russell indexes reconstitution.

Membership in the Russell Microcap® Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“We are honored to be joining the Russell Microcap® Index”, stated Mark Jensen, Chief Executive Officer of American Resources Corporation. “This is a testament to the hard work of our team in building a company founded on bringing a modernized approach to the metallurgical coal mining industry. As this represents another milestone, we remain focused and determined to continuing our path of being the fastest growing, most efficient market participant in our industry and executing for our shareholders, customers, and employees alike”.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

American Resources Corporation continues to focus on its growth objective by efficiently leveraging its large number of core mining permits and through identifying strategic, supplemental acquisitions and continuing to consolidate quality coal assets for future growth and production. The company is committed to being one of the lowest cost operators in CAPP and throughout all its coal mining, processing, and transportation operations.

For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About American Resources Corporation

American Resources Corporation is a supplier of raw materials to the rapidly growing global infrastructure marketplace. The company’s primary focus is on the extraction, processing, transportation and selling of metallurgical coal and pulverized coal injection (PCI) to the steel industry. The company operations are based in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical products are located.

The company’s business model is based on running a streamlined and efficient operation to economically extract and deliver resources to meet its customers’ demands. By running operations with low or no legacy costs, American Resources Corporation works to maximize margins for its investors while being able to scale its operations to meet the growth of the global infrastructure market.

Website:
http://www.americanresourcescorp.com

Institutional/Retail/Individual Contact:
American Capital Ventures
Howard Gostfrand, President
305-918-7000 – Office
hg@amcapventures.com
www.amcapventures.com

Company Contact:
Mark LaVerghetta
317-855-9926 ext. 0
Vice President of Corporate Finance and Communications
investor@americanresourcescorp.com

About FTSE Russell

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16.2 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

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For more information, visit www.ftserussell.com.